UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 12, 2021, Blucora, Inc. (the “Company”) issued a press release in connection with the Company’s 2021 annual meeting of stockholders. A copy of the press release can be found below.

Acclaimed Antitrust Expert Believes Ancora CEO Fred DiSanto Cannot Serve
on Blucora’s Board of Directors

Says Mr. DiSanto’s Service on Blucora Board Would Violate Section 8 of the Clayton Act

Blucora Further Notes That DiSanto’s History of Lax Compliance With Other Key Rules Would in Any Event Set an Inappropriate Tone at the Top

Stockholders Urged to Vote “FOR” ALL of Blucora’s Highly Qualified Directors on
the BLUE Proxy Card

DALLAS, April 12, 2021 – Blucora, Inc. (the “Company”) (NASDAQ: BCOR), a leading provider of technology-enabled, tax-focused financial solutions, today disclosed an analysis by leading antitrust expert, the Honorable William J. Baer, highlighting significant concerns that the election of Fred DiSanto, Chair and CEO of Ancora Holdings Inc. (together with its affiliates, “Ancora”), to the Blucora Board would be a violation of the Clayton Antitrust Act (the “Clayton Act”).

The Company also notes other concerns with the “tone at the top” that would result from Mr. DiSanto’s service on Blucora’s Board of Directors due to his demonstrated inability to follow laws and the compliance policies of his own organization.

Clayton Act and Other Competitive Concerns

Blucora first raised concerns about whether Mr. DiSanto could properly serve on the Blucora Board because of Clayton Act issues nearly two months ago. The Clayton Act expressly prohibits officers, directors and employees of a company from serving on the board of any of its competitors (assuming certain jurisdictional thresholds are met). Mr. DiSanto refused to acknowledge the serious legal issue associated with an executive of one wealth management firm serving on the board of another.

Blucora therefore asked an acknowledged antitrust expert to provide his views on the matter. This past weekend, the Company received the report of Mr. Baer, who is the only person ever to have led antitrust enforcement at both the United States Department of Justice and the Federal Trade Commission.

Mr. Baer’s full report, which is available here, concludes in part:

The Clayton Antitrust Act is a cornerstone of U.S. business regulation and a properly functioning free market. The Act prohibits anticompetitive mergers, board interlocks among competitors, and other forms of anticompetitive corporate behavior. In my opinion, Mr. DiSanto’s service on the Blucora Board, should he be elected, would violate Section 8 of the Clayton Act because Blucora and Ancora compete to attract and retain financial professionals and their investor clients. The law is unambiguous: a director interlock between competitors is per se unlawful and cannot be waived by the board of directors nor remedied by recusal from certain discussions.

(Emphasis added.)

Based on the report delivered by Mr. Baer, the Blucora Board does not believe Mr. DiSanto can serve on the Board because of the Clayton Act.

Beyond the antitrust issue, Blucora believes the Company’s stockholders should be alarmed at the prospect of Mr. DiSanto, who has oversight responsibility for a wealth management firm that directly competes with the Company for financial professionals and their investor clients, having access to Blucora’s proprietary data and analysis concerning pricing and product offerings, acquisition targets, performance of financial professionals, industry trends and models and other competitively sensitive matters.

Other Concerns

These findings compound other serious concerns about Mr. DiSanto’s ability to play by the rules and his appropriateness to serve on the Board of Blucora, which operates in two highly regulated fields.

In December 2018, the SEC censured and ordered a $100,000 fine against Ancora Advisors LLC, the wealth management firm which Mr. DiSanto leads, for violating federal “pay-to-play” rules. Between January 2013 and June 2017, Mr. DiSanto personally made over $44,000 in improper campaign contributions to candidates for elected office in Ohio. Ancora subsequently provided money management and advisory services to pension systems over which those officials had influence.

So-called “pay-to-play” political contributions have been illegal under federal law for many years, as is well known in the asset management business. At the time of the censure and fine, Ancora attempted to downplay the violation and Mr. DiSanto’s personal involvement. Even during this election contest, Ancora has never acknowledged that its CEO and candidate for the Blucora Board engaged in conduct that is prohibited for every employee of an asset management firm that seeks to manage money for public pension funds or other political entities. Ancora has attempted to ignore this serious violation of law and ethics.

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As observed by leading independent proxy advisor firm Glass Lewis, in its report recommending that Blucora stockholders vote “FOR” all of the Company’s director candidates on the BLUE proxy card at the upcoming annual meeting:1

… Ancora's meeting materials do not refute Blucora's characterization of Mr. DiSanto's involvement, and they seem to bypass recognition of the censure altogether. We view this taciturn methodology as fairly significant, as it seems to reflect both a disconcerting absence of candor and an apparent disinterest in acknowledging Ancora lacked fundamental compliance architecture capable of timely identifying costly oversight failures within its advisory business, in our view.

(Emphasis added.)

A summary document detailing Ancora’s pay-to-play violation, including the SEC’s order and censure, can be viewed here.

Mr. DiSanto’s apparent disregard for rules applies even to the proxy voting rules set by the firm he runs. Ancora’s own proxy voting policies clearly state that Ancora will “vote against or withhold from individual directors who … [a]re CEOs of public companies who sit on the boards of more than two public companies besides their own …”

Mr. DiSanto was at the limits of this policy before this proxy contest – he was then the CEO and director of a public company, Regional Brands, and already sat on two other public company boards. Nevertheless, Ancora, presumably at the behest of Mr. DiSanto, then nominated Mr. DiSanto to serve on Blucora’s Board – a third public company board – which would have been a violation of Ancora’s own proxy voting policies. Apparently, those rules only apply to other CEOs, not to Mr. DiSanto.

Last week, Mr. DiSanto belatedly attempted to remedy this problem by indicating that he had resigned as CEO of Regional Brands on March 16. No explanation has been provided as to why Ancora’s proxy materials (filed on March 30) indicate that he was still the CEO of Regional Brands, why Regional Brands did not announce his March 16 resignation until April 1 or why the Regional Brand’s website continued to indicate that Mr. DiSanto was the CEO even as late as yesterday.

Blucora Believes Mr. DiSanto is Not Fit for the Blucora Board

At Blucora, our culture of accountability and responsibility begins with our leaders. Blucora does not tolerate violations of law or bend its compliance policies for the convenience of employees, most especially not for its senior employees. Blucora’s executives and Board members are expected to set an example of full compliance with laws and our policies.

____________________________

1 Blucora has neither sought nor obtained consent from any third party for the use of previously published information. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein.

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Based on his prior behavior, Mr. DiSanto has demonstrated a pattern of violating the basic rules applicable to any money management firm – asking to be elected in violation of his own firm’s proxy voting policies, violating his own firm’s compliance rules (and federal law) on pay-to-play, and ignoring antitrust laws.

The Blucora Board does not believe having such a person on the Company’s Board would set the right example or tone around legal compliance and risk management for Blucora’s thousands of employees and financial professional partners. And, in all events, based on the views expressed by Mr. Baer, the Blucora Board does not believe Mr. DiSanto could serve on the Board for as long as he is an officer, director or employee of Ancora, one of Blucora’s competitors.

Blucora urges stockholders to support the refreshed Blucora Board by voting “FOR” ALL nominees on the BLUE proxy card.

More information is available at VoteBlucora.com.

About the Honorable William J. Baer

William J. Baer is one of the world’s best known and respected antitrust/competition enforcers. He served as the Assistant Attorney General in charge of the Antitrust Division of the United States Department of Justice from 2013 to 2016 and as the Director of the Bureau of Competition at the Federal Trade Commission from 1995 to 1999. He is the only person to have ever led antitrust enforcement at both agencies. He also has decades of experience in private practice. He is presently a Visiting Fellow at the Brookings Institution, where he continues to write and speak on these same issues.

About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management brand, with a collective $83 billion in total client assets as of December 31, 2020, and (ii) tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and more than 23,000 professional users in 2020. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

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Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain a copy of the Company’s definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

Contacts

Investors:
Geoffrey Weinberg / Rick Grubaugh
D.F. King & Co., Inc.
(866) 388-7535
BCOR@dfking.com

Media:
Dan Gagnier / Jeffrey Mathews
Gagnier Communications
(646) 569-5897
Blucora@gagnierfc.com

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